                       Securities And Exchange Commission
                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

    Name:                                       Zurich Life Variable Annuity Separate
    Address of Principal Office:                Account
    Telephone Number:                           1400 American Way, Schaumburg, IL 60173
                                                708-517-7900

    Name and address of agent                   Debra P. Rezabek, Esq.
    for service of process:                     1 Kemper Drive
                                                Long Grove, IL 60049

                                   Copies to:

                Frank Julian, Esq.                         Joan E. Boros, Esq.
         Kemper Life Insurance Companies                  Katten, Muchin & Zavis
                  1 Kemper Drive                     1025 Thomas Jefferson Street, NW
               Long Grove, IL 60049                       Washington, D.C. 20007

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES /X/  NO / /

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on its behalf in the City of Long Grove and the State of Illinois on the 21st day of December 1995.

                                          Zurich Life Variable Annuity Separate
                                          Account
                                          (Registrant)

                                          By: Zurich Life Insurance Company of
                                              America
                                              (Sponsor)

                                          By:    /s/ Peter P. Rill
                                          --------------------------------------
                                              Peter P. Rill, Vice President